EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS


                                                   (in thousands, except for per
                                                            share data)
                                                       Six Months Ended July 1

                                                        2000              1999
                                                        ----              ----

Net income                                           $  2,126           $ 1,829
                                                     ========           =======

Basic earnings per share weighted average shares        5,684             5,572

Net effect of dilutive stock options                      279               386
                                                     --------           -------
Diluted earnings per share weighted average shares      5,963             5,958
                                                     ========           =======
Basic earnings per share                             $    .37           $   .33
                                                     ========           =======
Diluted earnings per share                           $    .36           $   .31
                                                     ========           =======